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EXHIBIT 16.1

[Letterhead of KPMG LLP]

September 14, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Metron Technology N.V. and, under the date of July 12, 2001, we reported on the consolidated financial statements of Metron Technology N.V. and subsidiaries as of and for the years ended May 31, 2001 and 2000. On September 7, 2001, our appointment as principal accountants was terminated. We have read Metron Technology N.V.'s statements included under Item 4 of its Form 8-K dated September 14, 2001 and we agree with such statements, except we are not in a position to agree or disagree with Metron Technology N.V's statements that the decision to dismiss KPMG LLP was approved by the Company's Supervisory Board upon the recommendation of the Audit Committee, that the Company's Supervisory Board approved the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors on September 7, 2001, or that the Company did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, or any matter that was the subject of any disagreement or any reportable event.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

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  EXHIBIT 16.1